Exhibit 99.28(a)(15)

Asset Management Fund

Amended and Restated
Written Instrument Establishing and Designating
Shares of Ultrashort Financing Fund

The undersigned, the Board of Trustees of Asset Management Fund (the “Trust”), a statutory trust organized pursuant to the First Amended and Restated Declaration of Trust dated September 22, 2006, as amended (the “Declaration of Trust”), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, does hereby establish and designate a new series of interests of the Trust to be known as the “Ultrashort Financing Fund” (the “New Series”), and further does hereby establish two classes of shares of beneficial interest of the New Series (the “Shares”) designated as Class I and Class Y (each a “Class”). The relative rights and preferences of the New Series and each Class, as applicable, are set forth herein and are subject always to the Declaration of Trust and the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder.

1.            The New Series shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in its registration statement under the Securities Act of 1933, as amended from time to time.

2.            Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the New Series, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the New Series upon liquidation of the New Series, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

3.            Each Share of each Class of the New Series shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the New Series shall vote together with the other shareholders of the Trust on any matter, except when a separate vote by the New Series, a Class of the New Series or another series or class of a series of the Trust is required by the 1940 Act, or when the Board of Trustees has determined that the matter affects only the interest of Shareholders of one or more Classes, in which case only the Shareholders of such Class or Classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the New Series or any Class if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

4.            Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the New Series may, pursuant to a plan adopted by the Trustees pursuant to Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

5.            The Board of Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class or to divide or combine Shares of the New Series or the Classes into a greater or lesser number of Shares of the New Series or the Classes without thereby changing the proportionate beneficial interest in the assets belonging to the New Series or the Classes or in any way affecting the rights or shares of any other series or class of the Trust.

6.            The designations set forth in this written instrument are effective as of October 27, 2016 and shall be deemed to have been in effect from and after that date.

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IN WITNESS WHEREOF, the undersigned have this 22nd day of February, 2018 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ David F. Holland	/s/ Carla S. Carstens
David F. Holland	Carla S. Carstens

/s/ David J. Gruber	/s/ Dana A. Gentile
David J. Gruber	Dana A. Gentile